                      SECURITIES AND EXCHANGE
                            COMMISSION




                     WASHINGTON, D.C. 20549


                           FORM 8-K/A

                       AMENDMENT NO. 1 TO
                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



            Date of Initial Report (Date of earliest event reported)
                   to which this Form 8-K/A is an amendment:
                               December 10, 1996



                  COLLINS & AIKMAN CORPORATION
     (Exact name of registrant as specified in its charter)


Delaware                      1-10218                  13-3489233
(State or other       (Commission File  Number)      (IRS Employer
jurisdiction of                                       Identification No.)
incorporation)



                      701 McCullough Drive
                Charlotte, North Carolina  28262
       (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (704) 547-8500

                  COLLINS & AIKMAN CORPORATION
                  AMENDMENT No. 1 on Form 8-K/A
                               to
                   Current Report on Form 8-K


                          INTRODUCTION

     This Amendment No. 1 on Form 8-K/A (this "Amendment") is being filed by Collins & Aikman Corporation (the "Company") to amend Item 7 of the Company's Current Report on Form 8-K dated December 10, 1996 (the "Initial Report") relating to, among other things, the acquisition on December 11, 1996 of JPS Automotive L.P. (the "JPS Automotive Acquisition"). Pursuant to the instructions to Item 7 of Form 8-K, the Company is filing this Amendment (not later than 60 days after the date that the Initial Report was required to be filed) in order to include the financial statements and pro forma financial information required with respect to the JPS Automotive Acquisition. The Perstorp Acquisition described in the Initial Report did not meet the significant subsidiary requirements of Rule 1.02 (w) of Regulation S-X of the Rules and Regulations under the Securities and Exchange Act of 1934 (the "SEC Rules"). Accordingly, financial statements and pro forma financial data for the Perstorp Acquisition are not required. Pursuant to Rule 12b-15 of the SEC Rules, the complete text of Item 7, as amended, is set forth herein.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS


     (a)  Financial Statements of businesses acquired.
                                                      Page Number
     Report of Independent Accountants..............      F-1
     Consolidated Balance Sheets
       of JPS Automotive L.P.
       and Subsidiaries as of
       December 31, 1995 and
       January 1, 1995
       (Audited)....................................      F-2
     Consolidated
       Statement of Operations
       of JPS Automotive L.P.
       and Subsidiaries for
       for the year ended
       December 31, 1995 and
       the period from June 29, 1994
       to January 1, 1995
       (Audited)...................................       F-4
     Consolidated
       Statements of Cash
       Flows of JPS Automotive
       L.P. and Subsidiaries
       for the year ended
       December 31, 1995 and
       the period from
       June 29, 1994 to
       January 1, 1995

                                                      Page Number

       (Audited)....................................      F-5
     Consolidated
       Statements of Owners'
       Equity of JPS Automotive
       L.P. and Subsidiaries
       (Audited)....................................      F-6
     Notes to Consolidated
       Financial Statements.........................      F-7
     Consolidated Statements
       of Operations of
       JPS Automotive L.P.
       and Subsidiaries
       for the Nine Months
       Ended September 29, 1996
       (Unaudited)..................................      F-20
     Consolidated Balance
       Sheets of JPS Automotive
       L.P. and Subsidiaries
       As of September 29, 1996
       (Unaudited)..................................      F-21
     Consolidated Statements
       of Cash Flows of JPS Automotive L.P.
       and Subsidiaries for the Nine Months
       Ended September 29, 1996
       (Unaudited)..................................      F-22
     Notes to Condensed Consolidated
       Financial Statements of
       JPS Automotve L.P.
       and Subsidiaries.............................      F-23


     (b) The  pro  forma financial  information  furnished herein  reflects  the
effect of the acquisition of JPS   Automotive L.P. on the consolidated financial
statements of Collins & Aikman Corporation.
                                                      Page Number

     Pro Forma Consolidated
       Statement of Operations
       For the Nine Months
       Ended October 26,1996........................      F-26
     Pro Forma Consolidated
       Statement of Operations

                                                      Page Number

       For the Fiscal Year
       Ended January 27, 1996.......................      F-29
     Pro Forma Consolidated
       Balance Sheet
       at October 26, 1996..........................      F-34


                                                               1


     (c)  The exhibits furnished in connection with this Report are as follows:


     Exhibit
     Number         Description


     2.1 Equity Purchase Agreement by and among JPSGP, Inc., Foamex - JPS Automotive L.P. and Collins & Aikman Products Co. dated August 28, 1996 is hereby incorporated by reference to
                    Exhibit 2.1 of Collins & Aikman Corporation's Report on Form 10-Q for the fiscal quarter ended July 27, 1996.

     2.2 Amendment No. 1 to Equity Purchase Agreement by and among JPSGP, Inc., Foamex - JPS Automotive L.P., Foamex International Inc. and Collins & Aikman Products Co. dated as of December 11, 1996.

     2.3            Equity  Purchase  Agreement  by  and  among  Seiren   U.S.A.
                    Corporation, Seiren Automotive Textile Corporation, Seiren Co., Ltd. and Collins & Aikman Products Co. dated December 11, 1996

     2.4 Acquisition Agreement between Perstorp A.B. and Collins & Aikman Products Co. dated December 11, 1996.

     2.5 Agreement among Perstorp A.B., Perstorp GmbH, Perstorp Biotec A.B. and Collins & Aikman Products Co. dated December 11, 1996.

     2.6 Shareholders Agreement among Collins & Aikman Products Co., Collins & Aikman Europe, Inc., Perstorp GmbH, Perstorp A.B., Perstorp Biotec A.B., Perstorp Components N.V. and Perstorp Components A.B., dated December 11, 1996.

     2.7 Acquisition Agreement dated as of December 9, 1996 among Collins & Aikman Products Co., Collins & Aikman Floor Coverings Group, Inc., Collins & Aikman Floor Coverings, Inc., CAF Holdings, Inc. and CAF Acquisition Corp.

1 Except as footnoted, all exhibits not incorporated by reference were filed with the Initial Form 8-K to which this Form 8-K/A is an amendment and are not filed with this Amendment on Form 8-K/A.

     4.1 Amended and Restated Credit Agreement, dated as of June 3, 1996, among Collins & Aikman Products Co., as Borrower, Collins & Aikman Canada Inc., as Canadian Borrower, Collins & Aikman Corporation, as Guarantor, the lenders named therein, Bank of America N.T.S.A. and NationsBank, N.A., as Managing Agents, and Chemical Bank, as Administrative Agent, is hereby incorporated by Reference to Exhibit 4.1 of Collins & Aikman Corporation's Current Report on Form 8-K dated June 7, 1996.

     4.2. Amendment, dated as of December 5, 1996, to the Amended and Restated Credit Agreement, dated as of June 3, 1996, among Collins & Aikman Products Co., as Borrower, Collins & Aikman Canada Inc., as Canadian Borrower, Collins & Aikman Corporation, as Guarantor, the Lenders parties thereto, and The Chase Manhattan Bank, as Administrative Agent, is hereby incorporated by reference to Exhibit 4.5 of Collins & Aikman Corporation's Report on Form 10-Q for the fiscal quarter ended October 26, 1996.

     4.3. Credit Agreement, dated as of December 5, 1996, among Collins & Aikman Products Co., as Borrower, Collins & Aikman Corporation, as Guarantor, the Lenders named therein and The Chase Manhattan Bank, as Administrative Agent, is hereby incorporated by reference to Exhibit 4.6 of Collins & Aikman Corporation's Report on Form 10-Q for the fiscal quarter ended October 26, 1996.

     4.4 Indenture dated as of June 28, 1994, between JPS Automotive Products Corp. and Shawmut Bank Connecticut, N.A., as trustee, is hereby incorporated by reference to
                    Exhibit 4.2 to JPS Automotive Products Corp.'s Registration Statement on Form S-1, Registration No. 33-75510.

     4.5 First Supplemental Indenture, dated as of October 5, 1994, by and among JPS Automotive Products Corp., JPS Automotive L.P., and Shawmut Bank Connecticut, N.A., is hereby incorporated herein by reference to Exhibit 4.48A to JPS Automotive L.P.'s and JPS Automotive Products Corp.'s Report on Form 10-Q for the fiscal quarter ended October 2, 1994.
                                                      2
     23.1           Consent of Coopers & Lybrand L.L.P.

     99.1           Press Release dated December 10, 1996

     99.2           Press Release dated December 11, 1996

     99.3           Press Release dated December 11, 1996

2
 This exhibit is filed with this Amendment on Form 8-K/A.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   COLLINS & AIKMAN CORPORATION
                                   (Registrant)



Date:     February 24, 1997        By:/S/ J. Michael Stepp
                                      J. Michael Stepp
                                      Executive Vice President
                                      & Chief Financial Officer

                REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of JPS AUTOMOTIVE L.P.:

We have audited the accompanying consolidated balance sheets of JPS Automotive L.P. and subsidiaries (successor to JPS Auto, Inc. and subsidiaries and Synthetic Industrial Fabrics, a division of JPS Converter and Industrial Corp.) (collectively, "JPS Automotive") as of December 31, 1995 and January 1, 1995, and the related consolidated statements of operations, owners'equity, and cash flows for the year ended December 31, 1995, the period from June 29, 1994 to January 1, 1995. These consolidated financial statements are the responsibility of JPS Automotive's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of JPS Automotive as of December 31, 1995 and January 1, 1995, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995, the period from June 29, 1994 to January 1, 1995 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
February 9, 1996

              JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS


ASSETS                                  December 31, 1995     January 1, 1995
                                                     (thousands)
CURRENT ASSETS:
  Cash and cash equivalents              $   2,840             $   8,272
  Accounts receivable, net of
     allowance for doubtful
    accounts of $6,288 and
     $3,583                                 37,824               41,777
  Inventories                               24,148               25,880
  Other current assets                       3,837                2,048


   Total current assets                     68,649               77,977


PROPERTY, PLANT AND EQUIPMENT:
  Land and land improvements                 9,451                9,040
  Buildings and leasehold
    improvements                            23,035               16,582
  Machinery, equipment and
    furnishings                             92,583               87,969
  Construction in progress                   7,364                9,759

   Total                                   132,433              123,350

  Less accumulated depreciation
     and amortization                       12,188                4,047


   Property, plant and equipment,
     net                                   120,245              119,303

COST IN EXCESS OF ASSETS
  ACQUIRED, NET                            161,687              157,173

DEBT ISSUANCE COSTS, NET                     7,228                8,319

OTHER ASSETS                                 2,141                1,718

TOTAL ASSETS                              $359,950             $364,490



The accompanying notes are an integral part of the consolidated financial statements.

              JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS


LIABILITIES AND OWNERS' EQUITY          December 31, 1995     January 1, 1995
                                                     (thousands)
CURRENT LIABILITIES:
  Current portion of
    long-term debt                       $   1,464             $     785
  Accounts payable                          12,327                24,904
  Accounts payable to related
    parties                                  8,707                 5,200
  Accrued employee compensation              5,321                 6,329
  Accrued interest                           1,400                 1,494
  Other accrued liabilities                  8,907                12,680

   Total current liabilities                38,126                51,392

LONG-TERM DEBT                             204,463               203,406

OTHER LIABILITIES                            3,999                 5,202

MINORITY INTEREST                            7,247                 6,904

COMMITMENTS AND CONTINGENCIES                 -                     -

 OWNERS' EQUITY:
  General partner                           1,061                    976
  Limited partner                         105,054                 96,610

   Total owners' equity                   106,115                 97,586

   TOTAL LIABILITIES AND OWNERS'
      EQUITY                             $359,950               $364,490


The accompanying notes are an integral part of the consolidated financial statements.

                  JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 Period from
                               Year Ended         June 29,
                              December 31,        1994 to
                                 1995         January 1, 1995
                                       (thousands)
NET SALES                   $   312,096       $   161,205

COST OF GOODS SOLD              257,231           128,928

GROSS PROFIT                     54,865            32,277

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES         23,797            12,421

ALLOCATED PARENT COMPANY
 CHARGES                           -                 -


INCOME FROM OPERATIONS           31,068            19,856

INTEREST AND DEBT
 ISSUANCE EXPENSE                22,396            12,039

OTHER INCOME (EXPENSE), NET         290                89

MINORITY INTEREST IN
 CONSOLIDATED SUBSIDIARY           (403)             (216)

INCOME BEFORE INCOME TAXES
 AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE             8,559             7,690

INCOME TAX PROVISION                 30               107

INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE                           8,529             7,583

CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE,
 NET OF INCOME TAX
 BENEFIT OF $362                   -                 -

NET INCOME                  $     8,529       $     7,583



The accompanying notes are an integral part of the consolidated financial statements.

                  JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          Period from
                                       Year Ended           June 29,
                                       December 31,         1994 to
                                            1995        January 1, 1995
                                                 (thousands)
OPERATING ACTIVITIES
  Net income                              $  8,529          $  7,583
  Adjustments to reconcile net
   income to net cash provided by
   (used for) operating activities:
  Depreciation and amortization             12,736             6,318
  Interest accretion and debt
    issuance cost amortization               1,081               518
  Other, net                                    (6)             -
  Changes in operating assets
    and liabilities,  net of
     acquisition:
   Accounts receivable                       2,709             4,999
   Inventories                               1,866             1,778
   Accounts payable                         (9,070)            1,746
   Other assets and liabilities             (3,268)           (9,151)

  Net cash provided by (used for)
   operating activities                     14,577            13,791

INVESTING ACTIVITIES
  Capital expenditures                     (17,110)           (5,299)
  Acquisition, net of cash acquired         (4,653)         (270,683)
  Other                                         80              -

  Net cash used for investing activities   (21,683)         (275,982)

FINANCING ACTIVITIES
  Net cash provided from (to) JPS
     Textile                                  -                 -
  Net proceeds from (repayments of)
   revolving loans                           2,521              (824)
  Proceeds from long-term debt                -              190,000
  Repayment of long-term debt                 (785)             (567)
  Debt issuance costs                         -               (8,830)
  Capital contributions from partners         -               90,003
  Distributions to minority interest           (62)             (124)

  Net cash provided by (used for)
   financing activities                      1,674           269,658

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                      (5,432)            7,467

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                        8,272               805

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                           $  2,840         $   8,272



The accompanying notes are an integral part of the consolidated financial statements.

              JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OWNERS' EQUITY

                                  Limited   General
                                  Partner   Partner      Total
                                         (thousands)

 Balances at June 28, 1994        $   -      $ -      $   -

 Contributions by partners          89,103      900     90,003

 Net income                          7,507       76      7,583

 Balances at January 1, 1995        96,610      976     97,586

 Net income                          8,444       85      8,529

 Balances at December 31, 1995    $105,054   $1,061   $106,115



The accompanying notes are an integral part of the consolidated financial statements.

1. ORGANIZATION AND BASIS OF PRESENTATION

   JPS Automotive L.P. and subsidiaries ("JPS Automotive") operate in the industrial fabrics and automotive products segment, including the design, manufacture and sale of carpet components and interior fabrics for passenger cars and light trucks and other specialty industrial fabrics. In October 1995, the Board of Directors of Foamex International Inc. ("Foamex International") approved a plan to evaluate the potential reduction of long-term debt with substantially all of the proceeds from the possible sale of the automotive carpet, trim and/or textile businesses of JPS Automotive (which together comprise substantially all of the assets of JPS Automotive). Foamex International is continuing to evaluate the possible sale of these businesses; however, no definitive commitment has been reached. The consolidated statements of JPS Automotive do not include any adjustments that might result from any sale (See Note 15).

   JPS Automotive L.P. was formed on May 17, 1994 for the purpose of acquiring a 100% ownership interest in JPS Automotive Products Corp. ("Products Corp."), which was purchased for nominal consideration on May 25, 1994. On June 28, 1994, Foamex-JPS Automotive L.P. ("FJPS") and JPSGP Inc.("JPSGP"), the owners of a 99% limited partnership interest and a 1% general partnership interest in JPS Automotive L.P., respectively, made capital contributions of approximately $90.0 million. JPS Automotive L.P., in turn, made a capital contribution of approximately $90.0 million to Products Corp. FJPS and JPSGP are indirect wholly-owned subsidiaries of Foamex International Inc.

   On June 28, 1994, Products Corp. acquired the assets of the automotive products and industrial fabrics divisions of JPS Textile Group, Inc. ("JPS
Textile") (the "JPS Automotive Acquisition"). Effective October 3, 1994, Products Corp. transferred and assigned substantially all of its assets, subject to substantially all of its liabilities, to JPS Automotive, which agreed to assume such liabilities.

   JPS Automotive is the beneficial owner of an 80.0%  interest in  Cramerton
Automotive Products, L.P. ("Cramerton").   JPS Automotive  owns a 79.5%  limited
partnership interest in Cramerton and, through Cramerton Management Corporation ("CMC"), beneficially owns a 0.5% general partnership interest.

   The consolidated balance sheets as of December 31, 1995 and January 1, 1995 and the consolidated statements of operations, cash flows and owners' equity for the year ended December 31, 1995 and for the period from June 29, 1994 to January 1, 1995 pertain to JPS Automotive.

2.  JPS AUTOMOTIVE ACQUISITION

   On June 28, 1994, JPS Automotive acquired the businesses and assets of the automotive products and industrial fabrics divisions of JPS Textile. The acquired assets included property, plant and equipment, inventories and certain contract rights, as well as certain stock and limited and general partnership interests in joint ventures. As a part of the JPS Automotive Acquisition, agreements were reached relating to the purchase of assets, the granting of a reciprocal easement, a provision for certain services, the supply of certain materials and the sharing of taxes. The JPS Automotive Acquisition was made pursuant to the terms of an asset purchase agreement, dated as of May 25, 1994
(the "Asset Purchase Agreement"), by and among JPS Textile, JPS Auto, C&I, Products Corp., and Foamex International. The aggregate consideration for the JPS Automotive Acquisition was $290.3 million which includes acquisition costs of $8.3 million and the assumption of long-term debt of $15.6 million. The cost of the acquisition has been allocated on the estimated basis of the fair value of the assets acquired and the liabilities assumed. The excess of the purchase price over the estimated fair value of the net assets acquired is being amortized over forty years. The acquisition was funded by (i) the net proceeds from the sale by JPS Automotive of $180.0 million principal amount of 11 1/8% senior notes due 2001 (the "JPS Automotive Senior Notes"), (ii) $90.0 million in cash received by JPS Automotive from its partners in the form of capital contributions and (iii) the net proceeds of $10.0 million in term loan borrowings by JPS Automotive. The excess of the purchase price over the estimated fair value of the net assets acquired was approximately $168.0 million, which includes 1995 payments of approximately $4.5 million in settlement of certain matters contained in the Asset Purchase Agreement and a 1995 adjustment of $5.6 million to adjust the original estimated appraised values of property, plant and equipment.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Consolidation

   The consolidated financial statements include the accounts of JPS Automotive and all subsidiaries that JPS Automotive directly or indirectly controls, either through majority ownership or otherwise. Minority interest represents the minority partners' proportionate shares of the equity in certain of JPS Automotive's consolidated subsidiaries, primarily Cramerton, as of December 31,
1995. Intercompany  accounts  and   transactions  have  been  eliminated   in
consolidation. Investments in 20% to 50% controlled companies are accounted for on the equity method.

   Fiscal Year

   JPS Automotive's fiscal year ends on the Sunday closest to the thirty-first day of December. The fiscal year was composed of fifty-two weeks.

   Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

   JPS Automotive considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

   Inventories

   Inventories are stated at the lower of cost or market. The cost of the inventories is determined on a first-in, first-out basis.

   Property, Plant and Equipment

   Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings is generally twenty-five to forty-five years and the range for machinery, equipment and furnishings is three to fifteen years. Leasehold improvements are amortized over the shorter of the terms for the respective leases or the estimated lives of the leasehold improvements. For income tax purposes, JPS Automotive uses accelerated depreciation methods.

   Cost of maintenance and repairs is charged to expense as incurred. Renewals and improvements are capitalized. Upon retirement or other disposition of items of plant and equipment, cost of items and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

   Debt Issuance Costs

   Debt issuance costs consist of amounts incurred in obtaining long -term financing. These costs are amortized over the term of the related debt using
the interest  method.   Accumulated amortization  as of  December 31,  1995  and
January 1, 1995 was approximately $1.6 million and $0.5 million, respectively.

   Cost in Excess of Net Assets Acquired

   The excess of the acquisition cost over the fair value of net assets acquired in business combinations accounted for as purchases is amortized using the straight-line method over a forty year period. At each balance sheet date, JPS Automotive evaluates the recoverability of cost in excess of net assets acquired using certain financial indicators such as historical and future ability to generate income from operations. Accumulated amortization as of December 31, 1995 and January 1, 1995 was approximately $6.3 million and $2.1 million, respectively.

   Computer Software Costs

   Costs to purchase software and outside costs to put it in place are capitalized and amortized over the estimated useful life of five years.

   Environmental Matters

   Environmental expenditures that relate to current operations are expensed
or capitalized  as  appropriate.    Expenditures  that  relate  to  an  existing
condition caused by past operations, and which do not contribute to
current or future  revenue generation, are expensed.   Liabilities will  be
recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

   Postretirement and Postemployment Benefits

   JPS Automotive follows SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The standard requires companies to accrue postretirement benefits throughout the employees'
active service periods until they obtain full eligibility for those benefits. Effective June 29, 1994, JPS Automotive adopted SFAS  No.  112,
"Employers' Accounting  for  Postemployment Benefits".    Under this  method  of
accounting, JPS Automotive accrues the benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

   Revenue Recognition

   JPS Automotive recognizes revenue from product sales when it has shipped the goods or ownership has been transferred to the customer for goods to be held for future shipment at the customer's request. JPS Automotive generally allows its customers the right of return only in the case of defective products. JPS Automotive provides a reserve for estimated defective product costs at the time of the sale of the products.

Research and Development

   JPS Automotive incurred research and development costs of approximately $4.4 million for the year ended December 31, 1995 and $2.6 million for the period from June 29, 1994 to January 1, 1995.

   Interest Rate Swap Agreement

   The differential to be paid or received under an interest rate swap agreement is recognized in the current period as interest rates change as an adjustment to interest and debt issuance expense.

   Income Taxes

   JPS Automotive as a limited partnership is not subject to federal income taxes and, therefore, no current or deferred income tax provision has been
provided for such taxes.   However, the limited partnership  has provided
for the income taxes of certain states for which it is subject and federal and state income taxes associated with the operations of Products Corp. The partners will include their respective shares of income or loss of JPS Automotive on their federal and applicable state income tax returns. JPS Automotive has a tax sharing agreement that provides for payment to the partners of amounts that would be required to be paid if JPS Automotive were a corporation filing separate income tax returns.

   Reclassification

   Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year's presentation.

4. INVENTORIES

 The components of inventories consist of:

                                       December 31,    January 1,
                                         1995             1995
                                             (thousands)
 Raw materials and supplies            $  7,168        $ 7,060
 Work-in-process                         10,303         10,041
 Finished goods                           6,677          8,779

   Total                               $ 24,148        $25,880


5. LONG-TERM DEBT

 Long-term debt consists of:
                                       December 31,    January 1,
                                         1995             1995
                                             (thousands)

 11 1/8% senior notes due 2001         $180,000        $180,000
 Term loan due 1999                      10,000          10,000
 JPS Automotive revolving loan            4,419            -
 Cramerton revolving loan                 9,923          11,821
 Other                                    1,585           2,370

   Total                                205,927         204,191

   Less current portion                   1,464             785

   Long-term debt                      $204,463        $203,406

   11 1/8% Senior Notes ("JPS Automotive Senior Notes")

   The JPS Automotive Senior Notes were issued on June 28, 1994. Interest on the JPS Automotive Senior Notes is payable semiannually on June 15 and December 15 of each year, commencing on December 15, 1994. The JPS Automotive Senior Notes mature on June 15, 2001.

   JPS Automotive is not required to make mandatory redemption or sinking fund payments except in the case of certain asset sales or a change of control (as defined in the indenture for the JPS Automotive Senior Notes). In addition, the JPS Automotive Senior Notes are not subject to optional redemption, except in connection with certain public offerings of common stock.

   The JPS Automotive Senior Notes rank senior in right of payment to all existing or future subordinated indebtedness of JPS Automotive and on an equal basis in right of payment with all existing or future senior indebtedness of JPS Automotive, including the borrowings under the JPS Automotive Credit Agreement (as defined below). The obligations under the JPS Automotive Credit Agreement
are  collateralized  by  all   accounts
receivable, inventories and certain intangibles of JPS Automotive. Thus,the claims of the lenders under the JPS Automotive Credit Agreement will effectively be prior to the claims of the holders of the JPS Automotive Senior Notes with respect to such assets and proceeds.

   Term and Revolving Loans

   On June 28, 1994, as amended October 5, 1994, JPS Automotive entered into a revolving credit agreement which provides for loans of up to $35.0 million of which $10.0 million was available as a term loan payable in 12 equal quarterly installments commencing October 1996 and a revolving line of credit of up to $25.0 million which expires in June 1999 (the "JPS Automotive Credit Agreement"). On June 28, 1994, JPS Automotive entered into a $10.0 million term loan under the JPS Automotive Credit Agreement; no further term loan borrowings are available thereunder. Borrowings under the JPS Automotive Credit Agreement are collateralized by substantially all of JPS Automotive's accounts receivable, inventories, patents, trademarks, other intellectual property rights and general intangibles. Pursuant to the terms of the JPS Automotive Credit 5. Agreement, borrowed funds will bear interest at a floating rate equal to 1.0% per annum plus the highest of (i) the base rate of The Bank of Nova Scotia, as in effect from time to time, (ii) a rate that is, generally, 0.5% per annum plus a fluctuating rate generally equal to the rate on three-month certificates of deposit, subject to certain adjustments, plus a fluctuating rate generally equal to the annual assessment rate paid by The Bank of Nova Scotia to the Federal Deposit Insurance Corporation or (iii) 0.5% per annum plus the federal funds rate in effect from time to time. At the option of JPS Automotive, portions of outstanding loans under the JPS Automotive Credit Agreement will be convertible into Eurodollar rate loans bearing interest at a rate generally equal to 3.0% per annum above the average LIBOR rate of Citibank, N.A. and The Bank of Nova Scotia. At December 31, 1995, the interest rates in effect related to the revolving credit borrowings and the term loan were 9.5% and 8.3125%, respectively. As of December 31, 1995, $4.4 million of revolving credit borrowings were outstanding under the JPS Automotive Credit Agreement with unused availability of approximately $20.6 million.

   Cramerton has a $15.0 million revolving line of credit (the "Cramerton Credit Facility"), with recourse only to Cramerton, and which expires in April 1997. Interest on the Cramerton Credit Facility is based on fixed or floating interest rate options selected by Cramerton. As of December 31, 1995, borrowings under the Cramerton Credit Facility were $9.9 million with a weighted average interest rate of approximately 8 1/4% with unused availability of $5.1 million. The maximum amount available at any time under the Cramerton Credit Facility is based upon a specific percentage of eligible accounts receivable and eligible inventories and is reduced by any outstanding letters of credit and any outstanding revolving loans.

   Interest Rate Swap Agreement

   JPS Automotive enters into interest rate swaps to lower funding costs and/or to manage interest costs and exposure to changing interest rates. JPS Automotive does not hold or issue financial instruments for trading purposes. In June 1994, as amended in May 1995, JPS Automotive entered into an interest rate swap agreement for a notional amount of $150.0 million for five years. Under this swap agreement, JPS Automotive has paid fixed payments at 6.04% on a notional amount of $90.0 million and 7.0% on a notional amount of $60.0 million for the six months ended June 1995 and is obligated to make variable rate payments based on LIBOR, capped at 8.5% per annum, on a $150.0 million notional amount for the remainder of the agreement in exchange for fixed payments at a rate of 6.89% per annum by the swap partner payable semiannually in arrears. The swap partner has the ability to terminate the swap agreement in December 1998. Interest expense will be subject to fluctuations in LIBOR. JPS Automotive is exposed to credit loss in the event of nonperformance by the swap partner; however, the occurrence of this event is not anticipated. During 1995, the effect of the interest rate swap described above was a favorable adjustment to interest expense of $1.0 million. For the period from June 29, 1994 to January 1, 1995, the effect of the interest rate swap was to increase interest expense by $0.2 million.

   Debt Restrictions and Covenants

   The JPS Automotive Senior Notes and JPS Automotive Credit Agreement contain various covenants, including, but not limited to, restrictions on the payment of distributions, incurring additional indebtedness or issuing preferred stock, creating liens on assets, entering into mergers, consolidations or sales of all or substantially all of its assets and entering into transactions with affiliates and engaging in other lines of business.

   Other

   Other debt is comprised primarily of financing associated with machinery and equipment.

   Future Obligations on Long-Term Debt

   Scheduled maturities of all long-term debt are shown below:

   Year Ended                         (thousands)

   1996                                 $   1,464
   1997                                    13,875
   1998                                     3,669
   1999                                     6,919
   2000                                      -
   Thereafter                             180,000

                                        $ 205,927
6.  EMPLOYEE BENEFIT PLANS

   Defined Benefit Pension Plan

   Effective January 1, 1995, JPS Automotive adopted the Retirement Pension Plan for Employees of JPS Automotive L.P. (the "Plan") for salaried and certain hourly employees. Benefits are based on the employees' final average compensation, years of benefit service, the covered compensation in effect at retirement and the employees' ages when payment begins.


   Net periodic pension cost included the following:
                                                           1995
                                                       (thousands)

   Service cost                                             $675
   Interest cost                                              48
   Actual return on plan assets                               (2)
   Net amortization and deferral                              35

     Total                                                  $756

   JPS Automotive's funding policy is to contribute annually an amount that both satisfies the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and does not exceed the full funding limitations of the Internal Revenue Code of 1986, as amended (the "Code"). Plan investments consist primarily of cash equivalents.

   The following table sets forth the funded status of the Plan and the amounts recognized in the accompanying balance sheet as of December 31, 1995:

                                                             December 31, 1995
                                                                 (thousands)
   Actual present value of accumulated benefit obligations:
     Vested benefits                                               $  (842)
     Nonvested benefits                                               (133)

       Accumulated benefit obligations                             $  (975)

     Total projected benefit obligations                           $(1,372)
     Fair value of plan assets                                          91

     Plan assets less than projected benefit obligations           $(1,281)

     Unrecognized prior service cost                               $   538

     Unrecognized net loss                                              38

     Additional minimum liability                                     (180)

       Accrued pension cost                                        $  (885)

   Significant assumptions used in determining the plan's unfunded status are as follows:

                                                             December 31, 1995

   Expected long-term rate of return on plan assets                  8.00%

   Discount rate on projected benefit obligations                    7.75%

   Rates of increase in compensation levels (where applicable)       5.00%

   Defined Contribution Plan

   JPS Automotive maintains a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code that covers eligible nonunion employees. Employee contributions are voluntary and subject to certain limitations as
imposed  by the Internal  Revenue Code.   JPS Automotive makes  a matching
contribution  of 25%  of each  employee's contribution  with a  maximum matching contribution of 1 1/2% of each employee's base compensation. JPS Automotive also provides an additional 25% match of each employee's contribution to a fund which invests in Foamex International common stock with a maximum contribution of 3% of each employee's base compensation. JPS Automotive's contributions were approximately $0.3 million for the year ended December 31, 1995 and $0.1 million for the period from June 29, 1994 to January 1, 1995.

   Postretirement Benefits

   JPS Automotive provides postretirement health care and life insurance for eligible employees of JPS Automotive and retirees of the Predecessor Company. These plans are unfunded and JPS Automotive retains the right to modify or eliminate these benefits.

   The components of the expense for postretirement benefits are:

                                        Year Ended          June 29, 1994
                                     December 31, 1995   to January 1, 1995
                                                (thousands)
 Service cost for
    benefits earned                     $   (8)                $   (4)
 Interest cost on liability                104                     54

     Net periodic postretirement
       benefit cost                     $   96                 $   50

   The accumulated postretirement benefit at December 31, 1995 and January 1, 1995 resulted in unfunded obligations of $1.3 million for each period.

   Since JPS Automotive has capped its annual liability per person and all future cost increases will be passed on to retirees, the annual rate of increase in health care costs does not affect the postretirement benefit obligation. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1995 and January 1, 1995 was 8%.

Postemployment Benefits

   JPS Automotive provides certain postemployment benefits to former or inactive employees and their dependents during the time period following employment but before retirement. On June 29, 1994, JPS Automotive adopted SFAS No. 112 "Employers' Accounting for Postemployment Benefits." Prior to June 29, 1994, postemployment benefit expenses were recognized primarily as they were paid. JPS Automotive's adoption of SFAS No. 112 did not have a significant impact on the consolidated statements of operations. As of December 31, 1995 and January 1, 1995, JPS Automotive's liability for postemployment benefits was $0.4 million for each period and is included in other noncurrent liabilities and includes the liability assumed in the JPS Automotive Acquisition.

   Other

   In December 1994, JPS Automotive changed its method of compensating certain employees for vacation, which increased income from operations by $1.3 million for the period June 29, 1994 to January 1, 1995.

7. INCOME TAXES

   As of December 31, 1995, the assets and liabilities that relate to JPS Automotive, which are not subject to tax, have a difference between the financial reporting and income tax basis of approximately $37.3 million.

 The provision (benefit) for income taxes includes the following:

                                                    Period from
                                Year Ended       June 29, 1994 to
                             December 31, 1995    January 1, 1995
                                        (thousands)
 Federal:
   Current                     $      -             $     -
   Deferred                           -                   -
                                      -                   -
 State:
   Current                            30                  107
   Deferred                           -                    -
                                      30                  107

                               $      30            $     107


   A reconciliation of the statutory federal income tax to the effective income tax is as follows:
                                                               Period from
                                            Year Ended       June 29, 1994 to
                                         December 31, 1995    January 1, 1995
                                                      (thousands)

   Statutory income tax                      $ 2,996              $ 2,615
   State income taxes,
     net of federal                               30                   73
   Permanent difference
     on partnership income                    (2,996)              (1,099)
   Benefit associated with
     transfer of net assets
     from Products Corp.                        -                  (1,482)
                                             $    30              $   107

8. COMMITMENTS AND CONTINGENCIES

   Operating Leases

   JPS Automotive is obligated under various noncancellable lease agreements for rental of facilities, machinery and computer equipment. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and lessors' operating expenses. Total minimum rental commitments required under operating leases at December 31, 1995 are:

                               (thousands)

   1996                           $1,150
   1997                              721
   1998                              194
   1999                               45
   2000 and thereafter                22

                                  $2,132


   Rental expense charged to operations under operating leases by JPS Automotive approximated $1.7 million for the year ended December 31, 1995 and $0.9 million for the period from June 29, 1994 to January 1, 1995. Substantially all such rental expense represented the minimum rental payments under operating leases.

   Guarantees

   JPS Automotive has pledged all of the outstanding common stock of Products Corp. and FJPS has pledged its 99% limited partnership interest in JPS Automotive to collateralize the repayment by FJPS of a note payable to Foamex L.P.

9. RELATED PARTY TRANSACTIONS AND ALLOCATIONS

   JPS Automotive

   JPS Automotive regularly enters into transactions with its affiliates in the ordinary course of business.

   In connection with the JPS Automotive Acquisition, JPS Automotive entered into a supply agreement (the "Supply Agreement") and a services agreement (the "Services Agreement") with Foamex International, the limited partner of FJPS and the sole shareholder of JPSGP. Pursuant to the terms of the Supply Agreement, at the option of JPS Automotive, Foamex International will purchase certain raw materials which are necessary for the manufacture of JPS Automotive's products, and resell such materials to JPS Automotive at a price equal to net cost plus reasonable out of pocket expenses. During the year ended December 31, 1995 and the period June 29, 1994 to January 1, 1995, JPS Automotive purchased $92.9 million and $5.2 million, respectively, of raw materials under the Supply Agreement with Foamex International. Pursuant to the terms of the Services Agreement, Foamex International will supply JPS Automotive with certain managerial services on an as needed basis. JPS Automotive will pay Foamex International's and its affiliates' costs plus allocated overhead for the services provided pursuant to the Services Agreement. During the year ended December 31, 1995 and the period from June 29, 1994 to January 1, 1995, JPS Automotive did not incur significant costs under the Services Agreement.
Management believes that the terms of the Services Agreement and Supply Agreement are no less favorable to JPS Automotive than those which could have obtained from an unaffiliated third party.

   JPS Automotive has a tax sharing agreement with its partners pursuant to which JPS Automotive will make quarterly distributions to its partners, which in the aggregate, will equal the tax liability that JPS Automotive would have paid if it had been a Delaware corporation filing a separate tax return rather than a partnership. During the year ended December 31, 1995 and the period from June 29, 1994 to January 1, 1995, JPS Automotive made no tax sharing distributions to its partners.

 Cramerton

   Cramerton has an agreement whereby Seiren U.S.A.  Corporation
("Seiren U.S.A."), minority shareholder of Cramerton, is paid marketing assistance fees annually. These fees are equal to 1% of the first $30.0 million of Cramerton's sales of bodycloth material to Japanese automakers with U.S. assembly operations and 1 1/2% of
such sales exceeding  $30.0 million.   These fees amounted to $0.5 million
for the year ended December 31, 1995 and $0.2 million for the period from June 29, 1994 to January 1, 1995.

   Cramerton previously incurred costs with Seiren Co., Ltd., parent company of Seiren U.S.A., and Seiren U.S.A. for the annual consulting fees, technical personnel, fabric, and processing. As of January 1, 1995, Cramerton owed Sieren Co., Ltd. and Sieren U.S.A. approximately $0.3 million.

10.  ENVIRONMENTAL

   JPS Automotive is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes. JPS Automotive believes it is in substantial compliance with all existing laws and regulations and has obtained or applied for the necessary permits to conduct its business. To date, compliance with applicable environmental laws has not had and, in conjunction with the indemnifications from JPS Textile relating to the Asset Purchase Agreement, is not expected to have a material adverse effect on JPS Automotive's financial position. Pursuant to the terms of the Asset Purchase Agreement, JPS Textile has agreed to indemnify

JPS Automotive against  certain environmental liabilities as  follows:
(i) one-half of the  first $1.0 million of  cost in excess  of $2.0 million  and
(ii) all cost in excess of $3.0 million.

   Although not named as a potential responsible party for any environmental contaminated sites, JPS Automotive has accrued environmental costs at December 31, 1995 of $2.5 million, $0.5 million of which is included in current liabilities. In addition, as of December 31, 1995, JPS Automotive has a receivable of $0.5 million for indemnification of environmental liabilities from JPS Textile, former owner of JPS Automotive, which is included in noncurrent assets. JPS Automotive believes that realization of the receivable established for indemnification is probable.

   Although it is possible that new information or future events could require JPS Automotive to reassess its potential exposure relating to all pending environmental matters, management believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on JPS Automotive's earnings, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated which may be material.

11.  LITIGATION

   From time to time, JPS Automotive has been involved in various legal proceedings. Management believes that all such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to JPS Automotive, would have a material adverse effect on the financial condition or results of operations of JPS Automotive.

12.  FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

   Interest Rate Swap Agreement

   JPS Automotive has an interest rate swap agreement involving the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. At December 31, 1995, the total notional principal amount of the interest rate swap agreement was $150.0 million. The counterparty to the agreement is a large international financial institution. The interest rate swap agreement subjects JPS Automotive to financial risk that will vary during the life of the agreement in relation to market interest rates.

    Concentration of Credit Risk

    Financial instruments which potentially subject JPS Automotive to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. JPS Automotive maintains cash and cash equivalents with various large financial institutions. JPS Automotive's periodic evaluation of these financial institutions are considered in JPS Automotive's investment strategy.

    JPS Automotive's customers operate primarily in the automotive industry. JPS Automotive performs ongoing credit evaluations of its customers and
generally does not require collateral.   JPS Automotive  maintains allowance
accounts for potential losses and such losses have been within management's expectations. The percentage of consolidated and combined sales to the three principal customers were as follows:

                                                              Period from
                                           Year Ended       June 29, 1994 to
                                        December 31, 1995    January 1, 1995
CUSTOMER
General Motors                                   23%                 21%
Chrysler                                         15                  15
Toyota Tsusho                                    11                  11

   Trade receivables are the principal financial instrument which subjects JPS Automotive to concentrations of credit risk. Accounts receivable due from the three principal customers as a percentage of total accounts receivable are as follows:
                                        December 31,          January 1,
                                            1995                 1995

General Motors                              12.2%               15.0%
Chrysler                                    23.5                22.0
Toyota Tsusho                                8.2                 8.0

   Although JPS Automotive's exposure to credit risk associated with nonpayment by these automotive manufacturers is affected by conditions or occurrences within the automotive industry, trade receivables from these three customers were current at December 31, 1995.

Disclosure about Fair Value of Financial Instruments

   The following disclosures of the estimated fair value amounts have been determined based on JPS Automotive's assessment of available market information and appropriate valuation methodologies.

   The estimated fair values of JPS Automotive's financial instruments are as follows:

                                         Carrying amount     Fair value
                                          of liabilities    of liabilities

                                                     (thousands)
 Assets:
     Interest rate swaps                  $     -             $   3,200

 Liabilities:
     Long-term debt                          205,927            205,927

   Carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments.

   The fair value of long-term debt is estimated using quoted market prices, where available, or discounted cash flows.

   The fair value of interest rate swaps are based on the amount at which JPS Automotive could receive if the swaps were settled, determined on estimates obtained from dealers.

   Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. Changes in assumption could significantly affect the estimates.

13.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                               Period from
                                              Year Ended     June 29, 1994 to
                                              December 31,     January 1,
                                                  1995            1995
                                                      (thousands)

Cash paid for interest                        $ 21,397          $ 10,043

Income taxes paid/deemed to be paid           $   -             $    102

Capital expenditures included
 in accounts payable                          $  1,623          $  3,951

Equipment transfers
 from (to) JPS Textile                        $   -                 -


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

   The quarterly financial data of JPS Automotive subsequent to its initial public offering of the JPS Automotive Senior Notes in June 1994 is as follows:

                       First   Second      Third    Fourth
1995                 Quarter   Quarter    Quarter   Quarter
                                  (thousands)

Net sales            $87,624   $80,169    $69,439   $74,864
Gross profit          15,778    14,872     12,198    12,017
Net income             3,955     3,829        621       124

                                           Third    Fourth
1994                                      Quarter   Quarter
                                            (thousands)

Net sales                                 $80,423   $80,782
Gross profit                               16,076    16,201
Net income                                  4,359     3,224

   Net income for the fourth quarter of 1994 was increased by $1.3 million relating to a change in JPS Automotive's method of compensating certain employees for vacation.

15. SUBSEQUENT EVENT (UNAUDITED)

   On December 11, 1996, Foamex International Inc. completed the sale of
JPS Automotive to Collins & Aikman for a total consideration of $220 million including the assumption of indebtedness of $194 million. The accompanying financial statements do not include any adjustments related to the sale of JPS Automotive.

                      JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                        Nine Months
                                           Ended
                                        September 29,
                                            1996
                                        (thousands)

NET SALES                                $ 220,433

COST OF GOODS SOLD                         186,439
                                         ---------
GROSS PROFIT                                33,994

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                  16,814
                                         ---------
INCOME FROM OPERATIONS                      17,180

INTEREST AND DEBT ISSUANCE EXPENSE          16,117

OTHER INCOME (EXPENSE), NET                  (129)

MINORITY INTEREST IN CONSOLIDATED
   SUBSIDIARY                                (447)
                                         ---------

INCOME (LOSS) BEFORE PROVISION
   FOR INCOME TAXES                           487

PROVISION FOR INCOME TAXES                    347
                                         ---------

NET INCOME (LOSS)                        $    140
                                         =========

          The accompanying notes are an integral part of the condensed consolidated financial statements.

                      JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                               September 29,
ASSETS                                             1996
CURRENT ASSETS:                                (thousands)

     Cash and cash equivalents                    $  1,648
     Accounts receivable, net                       42,546
     Inventories                                    23,302
     Other current assets                            4,906
                                                  --------

        Total current assets                        72,402

PROPERTY, PLANT AND EQUIPMENT, NET                 114,757

COST IN EXCESS OF ASSETS ACQUIRED, NET             158,537

DEBT ISSUANCE COSTS, NET                             6,348

OTHER ASSETS                                         1,741
                                                  --------

TOTAL ASSETS                                      $353,785
                                                  ========

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term debt            $  3,964
     Accounts payable                               18,975
     Accounts payable to related parties             2,445
     Accrued interest                                6,052
     Other accrued liabilities                      14,620
                                                  --------

        Total current liabilities                   46,056
                                                  --------

LONG-TERM DEBT                                     189,781
                                                  --------

OTHER LIABILITIES                                    3,999
                                                  --------

MINORITY INTEREST                                    7,694
                                                  --------

COMMITMENTS AND CONTINGENCIES                         -
                                                  --------

PARTNERS' EQUITY:
     General partner                                 1,063
     Limited partner                               105,192
                                                  --------
        Total Partners' Equity                     106,255
                                                  --------

TOTAL LIABILITIES AND PARTNERS' EQUITY            $353,785
                                                  ========


          The accompanying notes are an integral part of the condensed consolidated financial statements.

                       JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                                          Nine Months Ended
                                                            September 29,
                                                                1996
                                                             (thousands)
OPERATING ACTIVITIES:
   Net income                                                   $    140
   Adjustments to reconcile net income to
       net cash provided by operating activities:
          Depreciation and amortization                           11,287
          Amortization of debt issuance costs                        880
          Other operating activities                                 258
          Changes in operating assets and liabilities              2,336
                                                                --------

             Net cash provided by operating activities            14,901
                                                                --------

INVESTING ACTIVITIES:
   Capital expenditures                                           (3,946)
   Other investing activities                                         37
                                                                --------

             Net cash used for investing activities               (3,909)
                                                                --------
FINANCING ACTIVITIES:
   Net repayments of revolving loans                             (11,710)
   Repayments of long-term debt                                     (474)
   Other                                                            -
                                                                --------
             Net cash used for financing activities              (12,184)
                                                                --------

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                                               (1,192)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                             2,840
                                                                --------

CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                                $  1,648
                                                                ========


          The accompanying notes are an integral part of the condensed consolidated financial statements.

                      JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The condensed consolidated balance sheet as of September 29, 1996, the condensed consolidated statements of operations for the nine months ended September 29, 1996 and the condensed consolidated statements of cash flows for the nine months ended September 29, 1996 have been prepared by JPS Automotive L.P. and subsidiaries ("JPS Automotive") and have not been audited by JPS Automotive's independent accountants. In the opinion of the management of JPS Automotive, all adjustments considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for those periods have been included.

   On August 28, 1996, Foamex International Inc. ("Foamex International") entered into an agreement to sell its partnership interests in JPS Automotive to a subsidiary of Collins & Aikman Corporation for $220.0 million, subject to final adjustments, which includes the assumption of JPS Automotive's long-term debt. Foamex International expects the sale of JPS Automotive to be consummated prior to December 29, 1996. The condensed consolidated financial statements of JPS Automotive do not include any adjustments that would result from the sale.

   Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. These condensed consolidated financial statements should be read in conjunction with JPS Automotive's 1995 consolidated financial statements and notes thereto as set forth in JPS Automotive's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

2. INVENTORIES

The components of inventories consist of:

                                 September 29,
                                      1996
                                 (thousands)
Raw materials and supplies          $ 6,805
Work-in-process                      10,974
Finished goods                        5,523
                                    -------

   Total                            $23,302
                                    =======

3. RELATED PARTY TRANSACTIONS

   JPS Automotive has a supply agreement (the "Supply Agreement") with Foamex International. Pursuant to the terms of the Supply Agreement, at the option of JPS Automotive, Foamex International will purchase certain raw materials which are necessary for the manufacture of JPS Automotive's products, and resell such raw materials to JPS Automotive at a price equal to net cost plus reasonable out of pocket expenses. Management believes that the terms of the Supply Agreement are no less favorable to JPS Automotive than those that could be obtained from an unaffiliated third party. During the nine months ended September 29, 1996, JPS Automotive purchased approximately $64.9 million of raw materials under the Supply Agreement.

                      JPS AUTOMOTIVE L.P. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

3. RELATED PARTY TRANSACTIONS (continued)

  As of September 29, 1996, JPS Automotive had accounts payable to Foamex International of approximately $2.4 million associated with the Supply Agreement.

4. ENVIRONMENTAL MATTERS

   JPS Automotive is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes. JPS Automotive believes it is in substantial compliance with all existing laws and regulations and has obtained or applied for the necessary permits to conduct its business. To date, compliance with applicable environmental laws has not had and, in conjunction with the indemnifications from JPS Textile Group, Inc. ("JPS Textile") relating to the asset purchase agreement associated with the acquisition of JPS Automotive, is not expected to have a material adverse effect on JPS Automotive's financial position. Pursuant to the terms of the asset purchase agreement, JPS Textile has agreed to indemnify JPS Automotive against certain environmental liabilities as follows:
(i) one-half of the first $1.0 million of cost in excess of $2.0 million and
(ii) all cost in excess of $3.0 million.

   JPS Automotive has accrued environmental costs at September 29, 1996 of approximately $2.2 million, $0.2 million of which is included in current liabilities. In addition, as of September 29, 1996, JPS Automotive has a receivable of $0.5 million for indemnification of environmental liabilities from JPS Textile, the former owner of JPS Automotive, which is included in noncurrent assets. JPS Automotive believes that realization of the receivable established for indemnification is probable.

   Although it is possible that new information or future events could require JPS Automotive to reassess its potential exposure relating to all pending environmental matters, management believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on JPS Automotive's results of operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated which may be material.

                             PRO FORMA CONSOLIDATED
                                 FINANCIAL DATA

         The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the 9 months ended October 26, 1996 reflects (i) the issuance by Collins & Aikman Products Co. in June 1996 of $400 million aggregate principal amount of its 11-1/2% Senior Subordinated Notes due 2006 (the "Notes"), the application of the estimated net proceeds therefrom to pay down indebtedness under the Company's Credit Agreement Facilities (consisting of a Term Loan Facility and Revolving Facility entered into in July 1994), (ii) the reclassification of the Company's Mastercraft Group as a discontinued operation, (iii) the application of the proceeds of the sale by the Company in February 1997 of its Collins & Aikman Floor Coverings, Inc. subsidiary ("Floor Coverings") and (iv) the December 1996 acquisition of JPS Automotive L.P.
("JPS Automotive") as if the relevant transactions had occurred at the beginning of the nine months ended October 26, 1996.
         The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the year ended January 27, 1996 reflects (i) the issuance by Collins & Aikman Products Co. of the Notes, the application of the estimated net proceeds therefrom to pay down indebtedness and the amendment to the Company's Credit Agreement Facilities and a Term Loan B Facility entered into to finance the January 1996 purchase of Manchester Plastics, Inc. ("Manchester Plastics") (together the "Bank Credit Facilities"), (ii) The October 1995 acquisition of the business of Amco Manufacturing Corporation and its Mexican affiliate (together "Amco") and the January 1996 acquisition of Manchester Plastics (together with the Amco acquisition, the "1995 Acquisitions"), (iii) the reclassification of the Company's Floor Coverings subsidiary as a discontinued operation, (iv) the reclassification of the Mastercraft Group as a discontinued operation, (v) the application of the proceeds of the sale of Floor Coverings and (vi) the December 1996 acquisition of JPS Automotive as if the relevant transactions had occurred at the beginning of the year ending January 27, 1996.
         The following Unaudited Pro Forma Consolidated Balance Sheet of the Company as of October 26, 1996 reflects (i) the reclassification of the Mastercraft Group as a discontinued operation, (ii) the sale of Floor Coverings and (iii) the acquisition of JPS Automotive as if they had occurred on that date.
         The pro forma statements do not purport to represent what the Company's financial position or results of operations would actually have been if the relevant transactions had occurred at the beginning of each period presented or on October 26, 1996, or to project the Company's consolidated results of operations or financial position at any future date or for any future period.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       NINE MONTHS ENDED OCTOBER 26, 1996
                     (In thousands except per share amounts)




                                           ADJUSTMENTS FOR THE    AS ADJUSTED FOR THE                           AS FURTHER ADJUSTED
                                            1996 SUBORDINATED      1996 SUBORDINATED  RECLASSIFY                     FOR THE
                                                  DEBT             DEBT OFFERING AND  MASTERCRAFT               RECLASSIFICATION OF
                                           OFFERING AND THE 1996 THE 1996 AMENDMENT OF  GROUP AS              THE MASTERCRAFT GROUP
                                             AMENDMENT OF THE        THE BANK CREDIT DISCONTINUED   SALE OF      AS DISCONTINUED
                                                BANK CREDIT             FACILITIES    OPERATIONS     FLOOR     OPERATIONS AND THE
                                   ACTUAL        FACILITIES                                       COVERINGS SALE OF FLOOR COVERINGS

Net sales........................$1,065,380      $       -          $  1,065,380     $ (213,546)    $      -      $    851,834

                                                         -

Cost of goods sold...............  855,852               -              855,852         (161,876)          -           693,976

Selling, general and
   administrative expenses.......   94,493               -               94,493          (27,694)          -            66,799



Operating income.................  115,035               -              115,035          (23,976)          -            91,059



Interest expense.................   44,611           5,914  (1) (2)      50,525          (17,479)     (1,554) (4)      31,492

Loss on the sale of Receivables..    4,800               -                4,800           (1,154)          -            3,646

Other income (expense), net......    1,584               -                1,584                -           -            1,584

Minority interest in consolidated
  subsidiary.....................        -               -                    -                -           -                -

Income from continuing operations
   before income taxes...........    67,208          (5,914)              61,294           (5,343)      1,554           57,505


Income taxes expense.............   27,372          (2,407) (3)          24,965           (2,124)        632  (5)       23,473

Income from continuing operations$  39,836        $ (3,507)            $ 36,329         $ (3,219)  $     922        $   34,032


Average common shares outstanding   69,986                                                                              69,986



Income from continuing operations
  per share of common stock .....$    0.57                                                                          $     0.49


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       NINE MONTHS ENDED OCTOBER 26, 1996
                                  (continued)
                     (In thousands except per share amounts)





                                                       AS FURTHER ADJUSTED
                                                              FOR THE            JPS
                                                       RECLASSIFICATION OF    AUTOMOTIVE
                                                      THE MASTERCRAFT GROUP  L.P. FOR THE
                                                         AS DISCONTINUED      NINE MONTHS       JPS
                                                        OPERATIONS AND THE       ENDED       AUTOMOTIVE
                                                          SALE OF FLOOR       SEPTEMBER 29,  ACQUISITION          PRO FORMA AS
                                                            COVERINGS            1996        ADJUSTMENTS            ADJUSTED

Net sales........................................     $    851,834            $   220,433     $         -           $1,072,267

Cost of goods sold...............................         693,976                 186,439          (2,250)     (6)     878,165
Selling, general and administrative expenses.....          66,799                  16,814          (2,100)     (7)      81,513

Operating income.................................          91,059                  17,180           4,350              112,589

Interest expense.................................          31,492                  16,117            (375)     (8)      47,234
Loss on the sale of Receivables..................           3,646                       -               -                3,646
Other income (expense), net......................           1,584                    (129)              -                1,455
Minority interest in consolidated subsidiary.....               -                    (447)            447      (9)           -

Income from continuing operations before income            57,505                     487           5,172               63,164
taxes

Income taxes expense.............................          23,473                     347           1,956     (10)      25,776

Income from continuing operations................     $    34,032             $       140      $    3,216            $  37,388

Average common shares outstanding................          69,986                                                       69,986

Income from continuing operations per share of common
  stock .........................................     $      0.49                                                    $    0.53

(1) Represents interest of $17.3 million on the Notes at an interest rate of 11.50% and $.5 million in amortization of deferred financing fees on the Notes, partially offset by interest savings of $9.7 million on the repayment of $339.0 million of indebtedness, interest income of $.7 million at an assumed rate of 5.3% on the remaining proceeds and an allocation of $1.2 million related to the Floor Coverings sale.

(2) Includes the amortization of (i) the deferred financing fees related to the partial repayment and amendment of the Bank Credit Facilities and
         (ii) a portion of the previously incurred deferred financing fees related to such facilities prior to their partial repayment and amendment. Excludes the write-off of $11.3 million of previously incurred deferred financing fees.

(3) Represents a reduction of income taxes related to the pro forma net increase in interest expense at a 40.7% effective rate.

(4) Represents a reduction of interest expense of $1.6 million net of amounts previously allocated to the Floor Coverings discontinued operations related to the application of estimated net proceeds of $179.1 million.

(5) Represents income taxes related to the pro forma net decrease in interest expense at a 40.7% effective rate.

(6) Represents a reduction in depreciation expense related to the adjusted fixed asset values and anticipated reductions in operating costs.

(7) Represents (i) a reduction of $1.5 million related to the removal of duplicative selling and administrative costs, and (ii) a net reduction of $.6 million in goodwill amortization relating to the reversal of JPS Automotive's previous goodwill amortization of $3.2 million and the establishment of goodwill amortization of $2.6 million based on a forty year life.

(8) Reflects a net adjustment for (i) a net reduction of $1.7 million in interest expense related to $68 million of JPS Automotive 11.125% Senior Notes due 2001 ("the JPS Automotive Notes") repurchased and retired with amounts under the Company's Term Loan Facility and the $200 million Delayed Draw Term Loan Facility entered into in connection with the JPS Automotive acquisition ("Delayed Draw Facility").
         Interest on these facilities is based on an interest rate of LIBOR plus
         1.75. Average LIBOR in effect during the period was 5.51%. (ii) The removal of $.8 million in amortization of JPS Automotive deferred financing fees, (iii) amortization of $.9 million in income related to the excess of market value of JPS Automotive Notes over face value on the acquisition date, (iv) additional interest expense of $2.5 million related to the financing of $43 million in purchased equity of JPS Automotive and related expenses under the Company's Credit Agreement Facilities and (v) nine months amortization of deferred financing fees related to the Company's Delayed Draw
         Facility.

(9) Reflects the acquisition of the 20% minority interest in JPS Automotive's Cramerton Automotive Products, L.P. subsidiary ("Cramerton").

(10) Represents income taxes related to the historical JPS Automotive results and pro forma adjustments at a 40.7% effective rate less amounts previously reported in the historical JPS Automotive results.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 27, 1996

                  (in thousands, except per share amounts)



                                                                                   ADJUSTMENTS FOR THE
                                                                                  1996 SUBORDINATED DEBT
                                                                                  OFFERING AND THE 1996   AS ADJUSTED FOR THE 1996
                                                                   PRO FORMA FOR     AMENDMENT OF THE SUBORDINATED DEBT OFFERING AND
                                                      1995             THE 1995       BANK CREDIT     THE 1996 AMENDMENT OF THE BANK
                                        ACTUAL     ACQUISITIONS     ACQUISITIONS      FACILITIES             CREDIT FACILITIES
Net sales............................. $1,291,466   $182,063    (1)   $1,473,529     $       -               $1,473,529

Cost of goods sold....................  1,012,358    156,226    (1)    1,168,584              -               1,168,584
Selling, general and
 administrative expenses..............    131,280     21,549 (1)(2)      152,829              -                 152,829

Operating income......................    147,828      4,288             152,116              -                 152,116

Interest expense......................     47,938     14,900    (3)       62,838         19,185 (5) (6)          82,023
Loss on the sale of Receivables.......      8,688          -               8,688              -                   8,688
Other income (expense), net...........          -          -                   -              -                       -
Minority interest in
  consolidated subsidiary.............          -          -                   -              -                       -

Income from continuing operations
  before income taxes.................     91,202    (10,612)             80,590        (19,185)                 61,405

Income taxes expense (benefit)........   (138,520)       248    (4)     (138,272)        (7,482)  (7)          (145,754)

Income from continuing
  operations..........................    $229,722   $(10,860)           $218,862   $   (11,703)               $207,159

Average common shares
  outstanding.........................      71,194                                                                71,194

Income from continuing operations
 per share of common stock............    $  3.23                                                     $            2.91


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 27, 1996
                                   (CONTINUED)
                  (in thousands, except per share amounts)




                                                                                                             AS FURTHER ADJUSTED
                                  AS ADJUSTED FOR THE                                                              FOR THE
                                         1996                                                                RECLASSIFICATION OF
                                   SUBORDINATED DEBT                                                         FLOOR COVERINGS AND
                                   OFFERING AND THE     RECLASS          RECLASS                             THE MASTERCRAFT GROUP
                                   1996 AMENDMENT OF  FLOOR COVERINGS  MASTERCRAFT GROUP                        AS DISCONTINUED
                                    THE BANK CREDIT   AS DISCONTINUED  AS DISCONTINUED         SALE OF       OPERATIONS AND THE
                                       FACILITIES       OPERATIONS (8)  OPERATIONS (9)      FLOOR COVERINGS SALE OF FLOOR COVERINGS

Net sales............................. $1,473,529      $  (122,169)       $ (267,280)            $  -            $      1,084,080

Cost of goods sold....................  1,168,584          (71,915)         (200,351)               -                     896,318

Selling, general and administrative
expenses..............................    152,829          (27,300)          (37,714)               -                      87,815

Operating income......................    152,116          (22,954)          (29,215)               -                      99,947

Interest expense......................     82,023          (10,139)          (26,087)          (3,688) (10)                42,109

Loss on the sale of Receivables.......      8,688             (816)           (1,626)               -                       6,246

Other income (expense), net...........          -                -                 -                -                           -

Minority interest in consolidated
subsidiary............................          -                -                 -                -                           -

Income from continuing operations
before income taxes...................     61,405          (11,999)           (1,502)          (3,688)                     51,592

Income taxes expense (benefit)........   (145,754)             291             2,341            1,438  (11)              (141,684)

Income from continuing operations.....   $207,159         $(12,290)         $ (3,843)       $   2,250           $         193,276

Average common shares outstanding.....     71,194                                                                          71,194

Income from continuing operations per
share of common stock................. $     2.91                                                              $            2.71

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 27, 1996
                                   (CONCLUDED)
                    (in thousands, except per share amounts)



                                            AS FURTHER ADJUSTED
                                                  FOR THE
                                            RECLASSIFICATION OF     JPS AUTOMOTIVE
                                            FLOOR COVERINGS AND       L.P. AS
                                           THE MASTERCRAFT GROUP     REPORTED FOR         JPS
                                              AS DISCONTINUED       THE YEAR ENDED    AUTOMOTIVE
                                            OPERATIONS AND THE       DECEMBER 31,     ACQUISITION      PRO FORMA AS
                                          SALE OF FLOOR COVERINGS    1995              ADJUSTMENTS        ADJUSTED


Net sales.............................       $  1,084,080            $312,096    $                     $1,396,176
                                                                                         -
Cost of goods sold....................            896,318             257,231       (3,000)  (12)       1,150,549
Selling, general and administrative
expenses.............................              87,815              23,797       (2,800)  (13)         108,812

Operating income......................             99,947              31,068        5,800                136,815

Interest expense......................             42,109              22,396         (500)  (14)          64,005
Loss on the sale of Receivables.......              6,246                   -            -                  6,246
Other income (expense), net...........                  -                 290            -                    290
Minority interest in consolidated
subsidiary............................                  -                (403)         403   (15)               -

Income from continuing operations
before income taxes ...................            51,592               8,559        6,703                 66,854

Income taxes expense (benefit)........           (141,684)                 30        5,922   (16)        (135,732)

Income from continuing operations.....      $     193,276              $8,529      $   781          $     202,586

Average common shares outstanding.....             71,194                                                  71,194

Income from continuing operations per
share of common stock .................   $           2.71                                          $2.85

(1) Represents the adjustment to add the 1995 operating results for Manchester Plastics and Amco prior to their respective dates of acquisitions. In the case of Amco, sales have been adjusted to eliminate intercompany sales to the Company.

(2) Includes an additional $3.7 million in annual goodwill amortization for the periods prior to each acquisition (based on an assumed forty year life).

(3) Represents interest expense of $14.8 million on the $197 million Term Loan B Facility for the period prior to the acquisition of Manchester Plastics plus interest expense on $7.2 million of borrowings on the Revolving Facility for the period prior to the acquisition of Amco. Interest on the Term Loan B Facility is based on an interest rate of LIBOR plus 2.25%. Average LIBOR in effect during the period was 5.97%.

(4) Represents income taxes related to the pro forma operating results offset by tax benefits relating to the increase in pro forma net interest expense.

(5) Represents annual interest of $46 million on the Notes and $1.3 million in amortization of deferred financing fees partially offset by interest savings of $25.8 million on the repayment of $339 million of indebtedness and interest income of $2.0 million at an assumed rate of 5.3% on remaining proceeds.

(6) Includes the amortization of (i) the deferred financing fees related to the partial repayment and restatement of the Company's Bank Credit Facilities and (ii) a portion of the previously incurred deferred financing fees related to such facilities prior to their partial repayment and restatement. Excludes the write-off of $11.3 million of previously incurred deferred financing fees.

(7) Includes a net reduction of income taxes related to the pro forma net increase in interest expense at a 39% effective rate.

(8) Reflects the reclassification of Floor Coverings as a discontinued operation. Included in the reclassification is an allocated portion of the incremental pro forma interest expense related to the Notes. Income tax expense has been adjusted to reflect the pro forma net reduction in interest expense at a 39% effective rate.

(9) Reflects the reclassification of the Mastercraft Group as a discontinued operation. Included in the reclassification is an allocated portion of the incremental pro forma interest expense related to the Notes. Income tax expense has been adjusted to reflect the pro forma net reduction in interest expense at a 39% effective rate.

(10) Represents a reduction of interest expense of $3.7 million, net of amounts previously allocated to the Floor Coverings discontinued operation, resulting from the application of estimated net proceeds of sale of $179.1 million.

(11) Represents income taxes related to the pro forma net decrease in interest at a 39% effective rate.

(12) Represents a reduction in depreciation expense related to the adjusted fixed asset values.

(13) Represents a reduction of (i) $2 million related to the removal of duplicative selling and administrative costs, and (ii) a net reduction of $.8 million in goodwill amortization relating to the reversal of JPS Automotive's previous goodwill amortization of $4.2 million and the establishment of an annual goodwill amortization of $3.4 million based on a forty year life.

(14) Reflects a net adjustment for (i) a net reduction of $2.3 million in interest expense related to $68 million of JPS Notes repurchased and retired with amounts under the Company's Term Loan Facility and the Delayed Draw Facility. Interest on these facilities is based on an interest rate of LIBOR plus 1.75%. Average LIBOR in effect during the period was 5.97%, (ii) the removal of $1.1 million in amortization of JPS Automotive deferred financing fees, (iii) annual amortization of $1.2 million in income related to the excess of market value of JPS Automotive bonds over face value on the acquisition date, (iv) additional interest expense of $3.3 million related to the financing of $43 million in purchased equity of JPS Automotive and related expenses under the Company's Credit Agreement Facilities at an average interest rate of 7.72% and (v) annual amortization of deferred financial fees related to the Company's Delayed Draw Facility.

(15) Reflects the acquisition of the 20% minority interest in JPS Automotive's Cramerton Automotive Products.

(16) Represents income taxes related to the total of the historical JPS Automotive results and pro forma adjustments at a 39% effective rate less amounts previously reported in JPS Automotive historical results.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                         AS ADJUSTED FOR (I)
                                                                        THE RECLASSIFICATION
                                              RECLASSIFY                  OF MASTERCRAFT         JPS
                                              MASTERCRAFT   SALE OF     AS A DISCONTINUED     AUTOMOTIVE   JPS AUTOMOTIVE
                               ACTUAL AS OF    GROUP AS      FLOOR        OPERATION AND       L.P. AS OF     ACQUISITION
                               OCTOBER 26,   DISCONTINUED  COVERINGS      (II) THE SALE      SEPTEMBER 29,   ADJUSTMENTS  PRO FORMA
                                   1996      OPERATION (1)              OF FLOOR COVERINGS      1996                     AS ADJUSTED
Assets
Current Assets:
   Cash and cash equivalents...    $2,541                                     $2,541            $1,648                     $   4,189
   Accounts and notes
     receivable, net...........   149,130          (84)                      149,046            42,546           (48) (8)    191,544
   Inventories.................   146,101      (40,540)                      105,561            23,302          (164) (8)    128,699
   Net assets of discontinued
     operations................   136,358       79,107      (23,278) (2)     192,187           -                             192,187
   Other.......................   119,594       (1,883)                      117,711             4,906       (45,980)(8)(9)   76,637
     Total current assets......   553,724       36,600      (23,278)         567,046            72,402       (46,192)        593,256

Property, plant & equipment,
   net.........................   288,100      (85,685)                      202,415           114,757       (29,379) (8)    287,793
Deferred tax assets............   120,635        6,326      (45,835) (3)      81,126            -              5,038 (10)     86,164
Goodwill, net..................   158,763       (2,423)                      156,340           158,537       (23,072)(11)    291,805
Other assets...................    54,595           (2)                       54,593             8,089        (7,437)(8)(12)  55,245

                               $1,175,817   $  (45,184)   $ (69,113)      $1,061,520        $  353,785     $(101,042)    $ 1,314,263

Liabilities and Common
  Stockholders' Deficit
Current Liabilities:
   Notes payable...............    $1,813                                 $    1,813           -                          $    1,813
   Current maturities of
     long-term debt ...........    32,147       (1,995)                       30,152             3,964        (3,964) (13)    30,152
   Accounts payable............   115,834      (16,211)      17,978  (4)     117,601            21,420                       139,021
   Accrued expenses............   129,984       (9,902)       1,500  (5)     121,582            20,672         9,968  (8)    152,222
     Total current liabilities.   279,778      (28,108)      19,478          271,148            46,056         6,004         323,208

Long-term debt.................   812,711       (1,616)    (179,100) (6)     631,995           189,781        (2,286) (14)   819,490
Other..........................   266,542      (15,460)                      251,082             3,999         9,189  (8)    264,270
Minority interest..............   -             -                            -                   7,694        (7,694) (8)    -

Common Stockholders' Deficit:
   Common stock................       705                                        705                                             705
   Other paid in capital.......   585,212                                    585,212                                         585,212
   Accumulated deficit.........  (730,164)                   90,509  (7)    (639,655)                                      (639,655)
   Foreign currency
   translation adjustments.....   (18,721)                                   (18,721)                                       (18,721)
   Pension equity adjustment...    (9,090)                                    (9,090)                                        (9,090)
   Treasury stock, at cost.....   (11,156)                                   (11,156)                                       (11,156)
   General partner.............    -                                          -                  1,063        (1,063) (8)     -
   Limited partner.............    -                                          -                105,192      (105,192) (8)     -
     Total common
       stockholders'
       deficit.................  (183,214)    -              90,509          (92,705)          106,255      (106,255)       (92,705)
                               $1,175,817   $  (45,184)   $ (69,113)       $1,061,520        $  353,785    $ (101,042)    $1,314,263


(1) Reflects the reclassification of the Mastercraft Group as a discontinued operation.

(2) Reflects the removal of net assets associated with the sale of Floor Coverings.

(3) Reflects the utilization of deferred tax assets related to the federal tax gain on the sale of Floor Coverings.

(4) Reflects the amount due to the purchaser to be paid as the Company receives amounts attributable to the collection of Floor Coverings accounts receivable previously sold to and owned by the Company's Carcorp subsidiary.

(5)      Reflects the accrual of certain transaction expenses.

(6) Reflects the application of net cash proceeds to repay amounts outstanding under the Company's Revolving Credit Facility.

(7) Reflects the anticipated net gain on the disposition of Floor Coverings after income taxes.

(8) The purchase price of $230 million consists of $31.8 million to acquire the equity interest in JPS Automotive and the minority interest in Cramerton and the assumption of $198.2 million in net indebtedness consisting of (i) $13.7 million in JPS Automotive and Cramerton bank financing (the "JPS Automotive Credit Facilities"), (ii) $180.0 million in JPS Automotive Notes, and (iii) $6.1 million in accrued interest on
         (i) and (ii) above less cash on hand.

         The Company (i) previously acquired as of October 26, 1996 $52.6 million of JPS Automotive 11.125% Notes including a premium of $1.4 million, (ii) previously paid $.4 million related to the transaction, and accrued $4.7 million in current liabilities expenses related to the transaction, (iii) recorded costs to assimilate JPS Automotive operations, recognize employee liabilities and recognize environmental liabilities of $12.0 million and (iv) adjusted the carrying value of current assets on realizable value and fixed assets based on appraised fair value based on planned use.

         The JPS Automotive Acquisition was accounted for using the purchase method of accounting and the total purchase cost was allocated first to assets and liabilities based on their respective fair values, with the remainder allocated to goodwill. The allocation of the purchase price above is based on historical costs and management's estimates which may differ from the final allocation.

(9) Reflects the repurchase of $52.6 million of JPS Automotive Notes which includes $1.4 million in premiums. This amount was partially offset by the creation of current deferred tax assets related to the purchase.

(10) Reflects the creation of non current deferred tax assets related to the purchase.

(11) Reflects the net adjustment to goodwill after recording the fair value of assets and liabilities. Resulting goodwill to be amortized on an assumed 40 year life.

(12) Includes the write-off of $6.3 million in deferred financing fees related to JPS Automotive indebtedness.

(13)     Reflects the repayment of the JPS Automotive Credit Facilities.

(14) Reflects (i) the repayment of the long term portion of the JPS Automotive Credit Facilities (ii) the repurchase of $51.2 million of JPS Automotive Notes offset by (i) borrowings under the Company's Bank Credit Facilities to fund the $31.8 million purchase of equity and the repayment of $13.7 million of the JPS Automotive Credit Facilities, $3.4 million related to transaction expenses and (ii) financing fees as well as the adjustment to reflect the fair value of JPS Automotive Notes outstanding after the transaction.